CUSIP NO. G23773107	13G	Page 1 3 of 13

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company.
First State Investments International Ltd.	IA (US registered)
First State Investment Management (UK) Limited	IA (UK registered)